April 7, 2008	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS ANNOUNCES CHIEF FINANCIAL OFFICER DEPARTURE

DENVER - DCP Midstream Partners, LP (NYSE: DPM; the Partnership) today announced that Thomas E. Long, the vice president and chief financial officer of the Partnership’s general partner, is resigning to join Matrix Service Company (Nasdaq: MTRX) as vice president and chief financial officer. Matrix Service Company of Tulsa, Oklahoma provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries. Long has agreed to remain with the Partnership in his current position through April 30, 2008.

“I want to thank Tom for his significant contributions to the Partnership since its initial public offering in December 2005,” said Mark A. Borer, president and CEO. “Tom has been instrumental in the development of strong controls and financial reporting to support the substantial growth of the Partnership since its inception. Further, he has helped position the Partnership with strong financial flexibility to continue to execute our growth strategy. The Board of Directors and I would like to thank Tom for his dedication and service to the Partnership and wish Tom the best as he pursues this new endeavor. We will immediately commence a search to secure Tom’s replacement.”

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP web site at http://www.dcppartners.com.